Exhibit 10.12

DEED IN RESPECT OF SHENZHEN RONGXIN

THIS DEED is made      the day of

BETWEEN

(1)   CHINA TELETECH LIMITED, a company organized under the laws of the British Virgin Islands whose registered office is at, P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands ("China Teletech"); and
(2)   Mr. Zhao Yuan () (Holder of the PRC passport number G34862025), a PRC national residing at Guangzhou ("Nominee 2").

WHEREAS

A.    In order to expand and complement China Te letech's business operations in  China, China Te letech shall invest in , an investment company under the laws of the PRC to operate in the PRC ("Shenzhen Rongxin").

B.   Under the current laws of the PRC, only nationals of and entities incorporated under the laws of the PRC are entitled to hold an equity interest in the PRC investment company. In order that China Te letech (or its Affiliates) may hold an indirect interest in Shenzhen Rongxin, China Te letech has nominated Nominee 2 to be the registered holder of a 49% equity interest in Shenzhen Rongxin for and on behalf of China Te letech (or any other Person as China Te letech may direct).

C.   China Te letech and Nominee 2 shall enter into a loan agreement for RMB4,900,000 and relevant pledge and option agreements attached hereto as Exhibit 1  ("Nominee 2 Loan Related Agreements") such that China Te letech may finance Nominee 2's portion of the registered capital of Shenzhen Rongxin and such that Nominee 2 may hold a 49% equity interest in Shenzhen Rongxin. As Nominee 2 is only a nominee for China Te letech, the 49% equity interest in Shenzhen Rongxin is held for and on behalf of or otherwise for the benefit of China Te letech (or such other Person as China Te letech may direct from time to time).

NOW THIS DEED WITNESSES AS FOLLOWS :

1.    Nominee 2 hereby declares and undertakes to China Te letech as follows :

1.1. That any and all equity interest of and in Shenzhen Rongxin (including, without limitation, its registered capital and any increase thereto) ("Equity Interest") now or hereafter held in the name of Nominee 2 does/do not belong to Nominee 2 but to China Te letech (or such Person as China Te letech may nominate) and that Nominee 2 holds the said Equity Interest and all rights to and interests in or otherwise related to the Equity Interest as nominee for, or otherwise for the benefit of, China Te letech (or such Person as China Teletech may nominate).

1.2  That Nominee 2 further holds the said Equity Interest and all dividends and interest accrued and to accrue upon the same UPON TRUST for China Teletech (or such Person as China Te letech may nominate) and Nominee 2 agrees with and undertakes to China Teletech:-

(a) to transfer pay and deal with the said Equity Interest and all dividends and interest payable in respect of the same in such manner as China Te letech (or such Person as China Te letech may nominate) shall from time to time direct;

(b) at the request and cost of China Te letech (or such Person as China Teletech may nominate) to execute such proxies, power of attorney and/or other documents as China Te letech (or such Person as China Te letech may nominate) may from time to time require to enable China Te letech (or such Person as China Te letech may nominate) to attend and vote at any shareholder meeting of Shenzhen Rongxin or otherwise exercise all voting power and other rights attached to the Equity Interest and have the full advantage and benefit of all interests therein;

(c) not to exercise the voting power or other rights of Nominee 2 in respect of the Equity Interest otherwise than in accordance with the direction of China Te letech (or such Person as China Te letech may nominate) or, in the absence of such direction, to abstain from voting or exercising such rights; and

(d) not to in any way create any Encumbrance over or to make or to effect any sale, assignment, exchange, transfer, or to grant any option, right of first refusal or other right or interest whatsoever (or to enter into agreement for any of the same) in respect of the Equity Interest unless with the written consent of China Te letech (or such Person as China Te letech may nominate).

2.   The parties acknowledge that nothing in this Deed shall operate to prejudice China Teletech's rights and interests arising from and related to the Nominee 2 Loan Related Agreements and Nominee 2 shall at all times comply with and perform the terms thereof in the manner set out in the Nominee 2 Loan Related Agreements.

3.   No amendment to this Deed will be effective unless in writing and executed by a the parties.

4.   Unless otherwise provided, any notice required or permitted under this Deed shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or upon deposit with the relevant post office, by registered or certified mail, postage prepaid and addressed to the party to be notified at the address indicated for such party on the signature page hereof, or at such other address as such party may designate by ten (10) days' advance written notice to the other parties.

5.   The following parties hereby irrevocably appoint the persons set out opposite their names below as their respective agents to accept service of process in Hong Kong in any Action arising out of this Deed, service upon whom shall be deemed completed whether or not forwarded to or received by the parties concerned:

Parties	Name and address of process agent

China Teletech	Address:RoomA,20/F, International Trade Residential and commercial Building, Nanhu Road, Shenzhen China 518002

Attn : Liu Dong

Nominee 2	Address: Room 904, Block C, ShengYueJu, FengYuan Road, Guangzhou China, 510130

Attn : Mr. Zhao Yuan

If any of the process agents ceases to be able to act as such or to have an address in Hong Kong, the party or parties which appoint such process agent shall appoint a new process agent in Hong Kong and to deliver to the other parties within fourteen (14) days a copy of a written acceptance of appointment by the new process agent. Nothing in this Deed shall affect the right to serve process in any other manner permitted by law or the right to bring proceedings in any other jurisdiction for the purposes of the enforcement or execution of any judgement or other settlement in any other courts.

6.   This Deed shall be governed by and construed in all respects in accordance with the laws of Hong Kong and the parties hereby irrevocably submit to the non-exclusive jurisdiction of the courts of Hong Kong.

EXECUTION PAGE

AS WITNESS the parties hereto have caused this Deed to be executed as a deed the day and year first above written.

China Teletech

SIGNED by /s/Zhou Yuan	)
)
for and on behalf of	)
CHINA TELETECH LIMITED	)
)
)

Nominee 2

SIGNED AND DELIVERED by
Mr. Zhao Yuan ())
(Holder of the PRC passport number G34862025))
)
)
)

Exhibit 1

Form of Nominee 2 Loan Related Agreements